EXHIBIT 21.1

SUBSIDIARIES

OF

UPD HOLDING CORP.,

A NEVADA CORPORATION

Entity	Jurisdiction of Incorporation or Organization	% Ownership

Record Street Brewing Company	Nevada	100%

iMetabolic Corp.	Nevada	100%

United Product Development Corp.	Nevada	100%